Exhibit 10.51
CARVANA CO.

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of February 22, 2022 by and between Carvana Co., a Delaware corporation (the “Company”), and Ernest C. Garcia III (“Mr. Garcia”).

WHEREAS, the Compensation and Nominating Committee of the Company has granted restricted stock awards to certain employees of the Company and its subsidiaries under the Carvana Co. Omnibus Incentive Plan, pursuant to the Company’s One Million Unit Milestone Gift (the “Milestone Gift”);

WHEREAS, Mr. Garcia wishes to transfer certain shares of the Company’s common stock to the Company in an aggregate number of shares equivalent to the restricted stock unit awards granted and vested pursuant to the MileStone Gift (the “Contributed Shares”); and

WHEREAS, the Company desires to accept the Contributed Shares as a contribution to the capital of the Company.

NOW, THEREFORE, the parties hereto agree as follows:

1. Contribution. On the last day of each fiscal quarter through the first quarter of 2024 (the “Quarterly Contribution Date”), the Company shall communicate to Mr. Garcia the number of shares of the Company’s common stock, granted pursuant to the Milestone Gift, that have vested in such fiscal quarter (the “Quarterly Contributed Shares”). Mr. Garcia shall contribute and transfer the Quarterly Contributed Shares to the Company (the “Quarterly Contribution” and together the “Contribution”), without any cost or charge to the Company, except as set forth in Section 5 below.

2. Acknowledgement. Mr. Garcia acknowledges that from and after any Quarterly Contribution Date, the Company will be the owner of all right, title and interest in and to the Quarterly Contributed Shares. In furtherance of the foregoing, from and after any Quarterly Contribution Date, Mr. Garcia shall not at any time do or suffer to be done any act or thing which may adversely affect any rights of the Company in and to the Quarterly Contributed Shares.

3. Representations and Warranties.

(a) Company represents and warrants that: (i) it has all necessary power and authority to enter into and perform this Agreement, and (ii) this Agreement constitutes a valid and binding obligation which is enforceable against Company in accordance with its terms.

(b) Mr. Garcia represents and warrants that: (i) he has good title to the Contributed Shares, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, (ii) he has all necessary power and authority to enter into and perform this

Agreement, and (iii) this Agreement constitutes a valid and binding obligation which is enforceable against Mr. Garcia in accordance with its terms.

4. Disclosure of Information. Mr. Garcia believes he has received all the information he considers necessary or appropriate for deciding whether to contribute the Contributed Shares to the Company pursuant to this Agreement. Mr. Garcia further represents that he has had an opportunity to ask questions and receive answers from the Company regarding the business, properties, prospects and financial condition of the Company.

5. Tax Indemnification. The Company will be solely liable for, and shall indemnify and hold harmless Mr. Garcia for, any and all Taxes (as defined below) incurred by Mr. Garcia as a result of the Contribution. As used herein, “Taxes” means all federal, state, local, foreign and other income, net income, gross income, gross receipts, estimated, add-on minimum, sales, use, ad valorem, gift, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, social security, welfare, workers’ compensation, disability, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, levies, tariff, impost, escheat or other taxes, fees, assessments or charges of any kind whatsoever.

6. Further Assurances. From time to time, and without any further consideration, the parties hereto agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to ensure that the applicable parties hereto own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable parties hereto and their respective successors and assigns beneficial and record title to the Contributed Shares assigned by this Agreement or intended to be so and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

7. No Third Party Rights. The provisions of this Agreement are intended to bind the parties hereto as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

8. Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach. In any action, proceeding or dispute, with or without litigation, arising out of this Agreement, the successful party therein, regardless of whether the matter is pursued to judgment or is voluntarily dismissed, shall be entitled to recover from the other party thereto the reasonable attorneys’ and paralegals’ fees and all other expenses and/or costs incurred by the successful party in connection therewith.

9. Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived only with the written consent of each party hereto. Any amendment or waiver so effected shall be binding upon the Company and Mr. Garcia and any assignee or transferee thereof.

10. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

14. Entire Agreement. This Agreement contains the entire understanding of the parties and there are not further or other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof except as expressly referred to herein.

15. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successor and assigns of the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CARVANA CO.

By:	/s/ Paul Breaux
Name:	Paul Breaux
Title:	General Counsel and Secretary

ERNEST C. GARCIA III

/s/ Ernest C. Garcia III